EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in the Post-Effective Amendment (“PEA”) No. 3 to Registration Statement (“RS”) No. 333-113876 for Morgan Stanley Charter Graham L.P., PEA No.3 to RS No. 333-113893 for Morgan Stanley Charter Millburn L.P., PEA No. 3 to RS No. 333-113877 for Morgan Stanley Charter MSFCM L.P., and PEA No. 3 to RS No. 333-113878 for Morgan Stanley Charter Campbell L.P. (collectively, the “Partnerships”) of our report dated March 11, 2005, relating to the statements of financial condition, including the schedules of investments, of the Partnerships as of December 31, 2004 and 2003, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2004 for Morgan Stanley Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P., and for the years ended December 31, 2004 and 2003 and the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P. appearing in the supplement to prospectus dated April 25, 2005, which is a part of such Registration Statements.

      We also consent to the use of our report dated February 7, 2005 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2004 and 2003 appearing in the supplement to prospectus dated April 25, 2005, which is part of such Registration Statements.

      We also consent to the reference to us under the heading “Experts” in the supplement to prospectus dated April 25, 2005, appearing in such Registration Statements.

New York, New York
November 21, 2005